One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports 2008 Year End & Fourth Quarter Results

OLD BRIDGE, NEW JERSEY, February 26, 2009 – Blonder Tongue Laboratories, Inc. (NYSE Alternext US: “BDR”) today announced its sales and results for the year and fourth quarter ended December 31, 2008.

Net sales increased $2,308,000, or 7.0%, to $35,320,000 for the year ended December 31, 2008 from $33,012,000 for the year ended December 31, 2007. The increase in sales for the year is primarily attributed to an increase in sales of digital products and contract manufactured product, offset by a decrease in sales of analog headend and distribution products. For the year ended December 31, 2008 and 2007, respectively, digital product sales were $10,940,000 and $5,837,000, contract manufactured product sales were $1,369,000 and $81,000, analog headend product sales were $13,827,000 and $16,170,000 and distribution product sales were $5,587,000 and $6,670,000.

Loss from continuing operations after income taxes was $(86,000), or $(0.01) per share, for the year ended December 31, 2008 compared to $(253,000) or $(0.04) per share for the comparable period in 2007. An increase in inventory reserve of $799,000 in 2008 and $314,000 in 2007 increased the cost of sales, thereby negatively affecting the profit for each of these years.

Loss from discontinued operations was $(325,000), or $(0.06) per share, for the year ended December 31, 2008 compared to $(308,000) or $(0.05) per share for the comparable period in 2007. The discontinued operations were the result of the previously announced decision by the Company to cease operations of its wholly-owned subsidiary, Hybrid Networks, LLC, and dispose of its assets.

Net sales increased $1,873,000, or 22.6%, to $10,165,000 for the fourth quarter ended December 31, 2008 from $8,292,000 for the comparable period in 2007. The increase in sales for the quarter is primarily attributed to an increase in sales of digital products, contract manufactured product and analog headend products, offset by a decrease in sales of distribution products. For the fourth quarter ended December 31, 2008 and 2007, respectively, digital product sales were $3,704,000 and $1,827,000, contract manufactured product sales were $318,000 and $81,000, analog headend product sales were $4,107,000 and 3,685,000 and distribution product sales were $1,291,000 and $1,555,000.

Income from continuing operations after income taxes was $544,000, or $0.09 per share, for the quarter ended December 31, 2008 compared to $642,000 or $0.10 per share for the comparable period in 2007.

Commenting on the year-end 2008 results, James A. Luksch, Chief Executive Officer, said, “The fourth quarter of 2008 demonstrates the continuation of a positive trend at Blonder Tongue. This year’s performance shows the strength of our digital offerings, which provide cost effective solutions for HDTV deployment and the continuing analog-to-digital transition. BT’s digital product groups generated $10,940,000 in sales in 2008, compared to sales of $5,837,000 in 2007. The Company’s performance quarter to quarter this year has mirrored our increasing digital product sales. Digital product sales were $963,000, $2,969,000, $3,304,000 and $3,704,000 in the first, second, third and fourth quarters of 2008, respectively. Net sales were $6,884,000, $8,562,000, $9,709,000 and $10,165,000 in the first, second, third and fourth quarters, respectively. Working capital was $7,657,000, $7,842,000, $12,107,000 and $12,213,000 in the same four quarters.”

Mr. Luksch continued, “In summary, the Company has grown in sales, cash flow and working capital at a time when the world is in financial turmoil. The television industry’s transition to digital and high definition content demands a whole new suite of products. With the development of high quality encoding products and the expansion of our IPTV product line, we believe the Company is positioned to grow in it’s existing business and expand into new markets. As stated in our last quarter’s release, while it is certainly difficult to predict the future, all present indications are that this positive trend should continue well into 2009 in spite of the general economic slowdown.”

Blonder Tongue Laboratories, Inc. provides professional solutions for content contribution, distribution and video delivery to the home or business serving cable, broadcast, satellite, IPTV, institutional and professional video markets. With nearly 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of digital and core analog video solutions, as well as high speed data and telephony for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2007 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts:T Eric Skolnik Chief Financial Officer eskolnik@blondertongue.comH (732) 679-4000 James A. Luksch Chief Executive Officer jluksch@blondertongue.comH (732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008U	2007U	2008U	2007U

Net sales	$10,165	$8,292	$35,320	$33,012
Gross profit	3,407	2,950	11,607	11,299
Income from operations	591	750	306	213
Income (loss) from continuing
operations	544	642	(86)	(253)
Income (loss) from discontinued	3	(52)	(325)	(308)
operations
Net income (loss)	$547	$590	$ (411)	$(561)
Basic and diluted income(loss) per
share from continuing operations	$0.09	$0.10	$(0.01)	$(0.04)
Basic and diluted loss per share from
discontinued operations	$ -	$ (0.01)	$(0.06)	$(0.05)
Basic and diluted net income (loss) per
share	$ 0.09	$ 0.09	$(0.07)	$(0.09)
Basic and diluted weighted average
shares outstanding:	6,213	6,222	6,220	6,222

Consolidated Summary Balance Sheets
(in thousands)

	December 31,		December 31,
		2008U		2007U

Current assets		$16,040	$13,160
Property, plant, and equipment, net		4,176	4,530
Total assets		27,042	25,949
Current liabilities		3,827	5,258
Long-term liabilities		3,779		14
Stockholders’ equity		19,436	20,677

Total liabilities and stockholders’ equity		$27,042	$25,949